EXHIBIT 5.5

CONSENT OF RED PENNANT GEOSCIENCE LTD.

We hereby consent to the use of our name contained in the technical report entitled Oxide Tailings Project Prefeasibility Study for the Avino Property, Durango, Mexico, NI 43-101 Technical Report dated February 5, 2024, in the Company’s Registration Statement on Form F-10.

Red Pennant Geoscience Ltd.

Dated: May 13, 2025	By:	/s/ Michael O’Brien
Michael O’Brien, P. Geo